Exhibit 4.1

CITIGROUP INC.

and

THE BANK OF NEW YORK MELLON

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 27, 2019

Supplemental to Indenture dated as of April 12, 2001

providing for the issuance of

Subordinated Debt

Securities

FOURTH SUPPLEMENTAL INDENTURE dated as of June 27, 2019 (this “Fourth Supplemental Indenture”), between Citigroup Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as successor to J.P. Morgan Trust Company, N.A. (formerly Bank One Trust Company, N.A.), not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture dated as of April 12, 2001, as supplemented by the First Supplemental Indenture dated August 2, 2004, the Second Supplemental Indenture dated May 18, 2016 and the Third Supplemental Indenture dated March 1, 2017 (the “Indenture”).

WHEREAS, pursuant to Section 13.01(c) of the Indenture, the Company and the Trustee may enter into a supplemental indenture without the consent of Securityholders to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Security of any series Outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

WHEREAS, this Fourth Supplemental Indenture shall not apply to any Security that is Outstanding, or that is part of a series any Security of which is Outstanding, on the date hereof and shall apply only to Securities issued after the date hereof;

WHEREAS, all acts and requirements necessary to make this Fourth Supplemental Indenture, a legal, valid and binding obligation of the Company have been done;

WHEREAS, the Company desires to enter into this Fourth Supplemental Indenture and hereby requests that the Trustee enter into the same;

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE ONE

Modifications

Section 1.01.    Section 13.01(a) of the Indenture is hereby amended by adding a new subparagraph thereto as follows:

“(i) to conform the terms and provisions of Securities of any series issued pursuant to this Indenture to the terms and provisions of such Securities specified in the applicable final prospectus filed with the Securities and Exchange Commission under Rule 424(b).

ARTICLE TWO

Miscellaneous

Section 2.01.    The Trustee accepts the trusts created by this Fourth Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Fourth Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.02.    Capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings given to such terms in the Indenture.

Section 2.03.    Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04.    This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this Fourth Supplemental Indenture to be signed by one of its officers thereunto duly authorized as of June 27, 2019.

CITIGROUP INC.

By:	/s/ Elissa Steinberg

Name: Elissa Steinberg Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien

Name: Laurence J. O’Brien Title: Vice President

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